                                                Filed Pursuant to Rule No. 424b5
                                                File No. 333-90443

         PROSPECTUS SUPPLEMENT (To Prospectus Dated November 15, 1999)

                                 $500,000,000

                     [LEGGETT & PLATT, INCORPORATED LOGO]

                               Medium-Term Notes

                               ----------------

   Leggett & Platt, Incorporated may offer from time to time up to $500,000,000 of our medium-term notes. We will include the specific terms of any notes offered in a pricing supplement to this prospectus supplement. Unless the pricing supplement provides otherwise, the notes offered will have the following general terms:


 . The notes will mature nine months      . Any other rate specified in the
  or more from the date of issue.          applicable pricing supplement

 . The notes will bear interest at        . We will pay interest on fixed rate
  either a fixed or floating rate.         notes on April 1 or October 1 and
  Floating rate interest will be           at maturity.
  based on any one of the following:
                                         . We will pay interest on floating
  . commercial paper rate                  rate notes on the dates specified
                                           herein or in the applicable
  . prime rate                             pricing supplement.

  . LIBOR                                . The notes will be held in global
                                           form by The Depository Trust
  . treasury rate                          Company, unless specified
                                           otherwise in the applicable
  . federal funds rate                     pricing supplement.

  . CD rate                              . The notes will not be subject to
                                           redemption and repurchase unless
  . CMT rate                               otherwise specified in the
                                           applicable pricing supplement.
  . Eleventh District cost of funds
    rate                                 . The notes will be in minimum
                                           denominations of $1,000 and in
                                           integral multiples of $1,000.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, any pricing supplement hereto or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  Distributor's
                Price to         Commissions or
                Public(1)         Discounts(2)       Proceeds to Company(2)(3)
-------------------------------------------------------------------------------
Per Note...       100%                .125% - .825%           99.875% - 99.175%
Total...... U.S. $500,000,000 $625,000 - $4,125,000 $499,375,000 - $495,875,000
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) We will issue the notes at 100% of their principal amount, unless we specify otherwise in the applicable pricing supplement.
(2) See "Supplemental Plan of Distribution."
(3) Assuming we issue the notes at 100% of their principal amount and before deducting expenses.

   We are offering the notes on a continuing basis through our agents, Bear, Stearns & Co. Inc., Chase Securities Inc. and Goldman, Sachs & Co. or such agents as we may name in an applicable prospectus supplement. Each agent has agreed to use reasonable efforts to solicit offers to purchase the notes. We may also sell notes at or above par to any agent, acting as principal. The notes will not be listed on any securities exchange. The notes offered by this prospectus supplement might not be sold. There might not be a secondary market for the notes.

Bear, Stearns & Co. Inc.

                             Chase Securities Inc.

                                                           Goldman, Sachs & Co.

          The date of this Prospectus Supplement is December 28, 1999

                               Table of Contents

                                                                           Page
                                                                           ----


                             Prospectus Supplement

About this prospectus supplement; pricing supplements.....................  S-3
Ratio of earnings to fixed charges........................................  S-4
Description of the notes..................................................  S-4
Special provisions relating to foreign currency notes..................... S-18
Foreign currency risks.................................................... S-19
United States federal income tax consequences............................. S-20
Supplemental plan of distribution......................................... S-29

                                   Prospectus

Leggett & Platt, Incorporated.............................................    3
Cautionary statement regarding forward-looking statements.................    3
Ratio of earnings to fixed charges........................................    4
Use of proceeds...........................................................    4
Description of debt securities............................................    4
Plan of distribution......................................................   12
Experts...................................................................   13
Where you can find more information about Leggett & Platt, Incorporated...   13

                               ----------------

   You should rely only on the information incorporated by reference or provided in this prospectus supplement, the attached prospectus and the applicable pricing supplement. We have not authorized anyone to provide you with different information. We are only offering these securities in states where the offer is permitted. You should assume that the information in this prospectus supplement, the attached prospectus or the applicable pricing supplement is accurate only as of the date on the front of the applicable document.

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

   We may use this prospectus supplement, together with the attached prospectus and a pricing supplement, to offer our medium-term notes, at various times. The total initial public offering price of notes offered under this prospectus supplement is $500,000,000 or the equivalent amount in foreign or composite currencies.

   This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

   Each time we issue notes we will deliver a pricing supplement to this prospectus supplement. The pricing supplement will describe the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the applicable pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement will apply and will supersede that information in this prospectus supplement.

   It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and the applicable pricing supplement in making your investment decision. You should also read and consider the information in the documents referred to in "Where you can find more information about Leggett & Platt, Incorporated" on page 13 of the attached prospectus.

                       Ratio of earnings to fixed charges

   The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                          Nine months
                                             ended
                                         September 30, Year ended December 31,
                                         ------------- ------------------------
                                             1999      1998 1997 1996 1995 1994
                                         ------------- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges......     10.5      9.6  9.6  7.8  7.0  7.3
                                             ====      ===  ===  ===  ===  ===

   Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.

                            Description of the notes

General

   The following summary of certain terms of the notes is not complete. You should refer to the indenture with The Chase Manhattan Bank, as trustee, under which the notes will be issued and the related forms of notes. A copy of the indenture is filed as exhibit 4.1 and copies of the forms of notes are filed as exhibits 4.2, 4.3 and 4.4 to our registration statement filed with the Securities and Exchange Commission (File No. 333-90443) covering the notes. Some of the terms used in this prospectus supplement are defined beginning on page S-15. A number of terms used but not defined in this prospectus supplement have the same meanings in the indenture.

   The notes will constitute one series of debt securities issued under the indenture. They will rank equally with all of our other unsecured and unsubordinated debt. See "Description of debt securities" beginning on page 4 in the attached prospectus for a description of the general terms of the debt securities.

   We will offer the notes on a continuing basis. Each note will mature nine months or more from its date of issue, as agreed between us and the initial purchaser.

   The notes may bear interest at a fixed rate or a floating rate. Interest on floating rate notes will be determined, and adjusted periodically, using an interest rate basis or quotation, adjusted by any spread or spread multiplier. See "Interest and interest rates" below for a discussion of the interest rates.

Denominations

   Unless the applicable pricing supplement specifies otherwise, the notes will be denominated in U.S. dollars and payments of principal and interest on the notes will be made in U.S. dollars. If denominated in U.S. dollars, the notes will be issued in denominations of $1,000 and multiples of $1,000 greater than $1,000. The applicable pricing supplement will set forth the authorized denominations of notes not denominated in U.S. dollars. The pricing supplement will also state any exchange rate information and whether the note's principal, premium, if any, and interest may be payable at the holder's or our option in a denomination different from that of the note. See "Special provisions relating to foreign currency notes" beginning on page S-18 below for a more detailed discussion.

Registration, transfer and exchange

   Each note will be issued in fully registered form without coupons. Each note will be issued either in definitive form or in global form. Unless otherwise provided in an applicable pricing supplement, the notes will be issued in book-entry form only through the facilities of The Depository Trust Company, which we refer to as DTC, and will be registered in the name of the nominee of DTC. Transfers or exchanges of the notes may only be effected through a participating member of DTC. So long as DTC or its nominee is the registered owner of a note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the note for all purposes under the indenture. Except as set forth in the prospectus under "Description of debt securities-- Global securities" beginning on page 6, no note issued in book-entry form will be issuable in certificated form.

Interest and interest rates

   The applicable pricing supplement will designate whether a particular note is a fixed rate note or a floating rate note. In the case of a floating rate note, the applicable pricing supplement will also specify whether the note will bear interest based on the commercial paper rate, the prime rate, LIBOR, the treasury rate, the federal funds rate, the CD rate, the CMT rate, the Eleventh District cost of funds rate or on another interest rate quotation or formula set forth in the applicable pricing supplement. In addition, a floating rate note may bear interest at the lowest, highest or average of two or more interest rate quotations.

   We will select an interest rate or interest rate quotations for each issue of notes based on market conditions at the time of issuance. In doing so, we will take into account, among other things, expectations concerning the level of interest rates that will prevail during the period the notes will be outstanding, the relative attractiveness of the interest rate or interest rate quotation to prospective investors and our financial needs. Unless otherwise specified in the applicable pricing supplement, The Chase Manhattan Bank will act as calculation agent with respect to any floating rate notes.

   We may change the interest rates, or interest rate quotations at various times. No such change will affect any note already issued or for which we have accepted an offer to purchase.

   The rate of interest on floating rate notes will reset monthly, quarterly, semi-annually or annually. The interest reset dates will be specified in the applicable pricing supplement and on the face of each note. The pricing supplement will also specify any spread, spread multiplier, maximum interest rate or minimum interest rate that applies for a floating rate note. The pricing supplement relating to an offering of notes may also specify, where applicable, the calculation dates, index maturity, initial interest rate, interest determination dates, interest payment dates, interest reset dates and regular record dates for each note. See "--Definitions" beginning on p. S-15 for definitions of those terms. The interest rate on the notes will not be higher than the maximum rate permitted by applicable law.

   Each interest bearing note will accrue interest from and including the date of issue or the most recent interest payment date for which interest has been paid or provided. The notes will bear interest until the principal is paid or made available for payment. We will make any interest payments in the amount of interest accrued in the manner described up to but excluding the applicable interest payment date.

   We will pay any interest at each interest payment date and at maturity. We will pay interest to the person in whose name a note is registered at the close of business on the regular record date preceding the interest payment date. However, we will pay interest at maturity to the person to whom principal is payable. For book-entry notes, this person will be the depositary for both kinds of payments. Interest on a note will be payable on the first interest payment date following its date of issue. However, if the date of a note's issue is on or after the regular record date for that interest payment date, interest will be payable beginning on the second interest payment date following the note's issue. See "Description of debt securities--Payment and paying agents" in the prospectus for a discussion of the procedures for payment of principal, premium (if any) and interest.

Fixed rate notes

   The applicable pricing supplement relating to a fixed rate note will designate a fixed annual interest rate payable on the fixed rate note. Unless the applicable pricing supplement indicates otherwise, the interest payment dates for the fixed rate notes will be April 1 and October 1 of each year and at maturity. The regular record dates for the fixed rate notes will be the fifteenth day (whether or not a business day) next preceding the April 1 and October 1 interest payment dates. If the interest payment date is not a business day, the interest payments will be made on the next business day. Unless the applicable pricing supplement indicates otherwise, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Floating rate notes

   Upon the request of a registered holder of a floating rate note, the calculation agent will provide the interest rate then in effect. The calculation agent will also provide any new interest rate that will become effective as a result of a determination the calculation agent has made on the most recent interest determination date with respect to that floating rate note.

   The calculation agent will calculate accrued interest on a floating rate note by multiplying the principal amount of the note by an accrued interest factor. The calculation agent will compute the accrued interest factor by adding the interest factors calculated for each day in the accrual period. Unless the applicable pricing supplement specifies otherwise, the calculation agent will compute the interest factor for each day by dividing the interest rate for that day by (a) the actual number of days in the year, in the case of CMT rate notes or treasury rate notes or (b) 360, in the case of all other floating rate notes.

   The interest rate on a floating rate note in effect on any day will be:

   (a) if the day is an interest reset date, the interest rate for the interest determination date for that interest reset date, or

   (b) if the day is not an interest reset date, the interest rate for the interest determination date for the preceding interest reset date.

   However, the interest rate on a floating rate note from its issue date up to but not including the first interest reset date for the note will be the initial interest rate set forth in the applicable pricing supplement. The interest rate is subject to adjustment by any spread or a spread multiplier and to any maximum interest rate or minimum interest rate limitation. However, the interest rate for the ten calendar days prior to the date of maturity will be the one in effect on the tenth calendar day before maturity.

   All percentages resulting from any calculation of floating rate notes will be rounded to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545%, or
 .09876545, being rounded to 9.87655%, or .0987655, and 9.876544%, or .09876544,
being rounded to 9.87654%, or .0987654), and all dollar amounts used in or resulting from this calculation will be rounded to the nearest cent, or, in the case of foreign currency notes, the smallest whole unit of the specified currency (with one-half cent or unit being rounded upwards).

Commercial paper rate notes

   Commercial paper rate notes will bear interest at the interest rates, calculated with reference to the commercial paper rate and any spread or spread multiplier, specified on the face of the commercial paper rate note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, the "commercial paper rate" for any commercial paper interest determination date is the money market yield of the rate on that date for commercial paper having the index maturity specified in the pricing supplement as published in H.15(519) prior to 9:00 A.M., New York City time, on the calculation date relating to that commercial paper interest determination date under the heading "Commercial Paper--Nonfinancial."

   The following procedures will be followed if the commercial paper rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) by 9:00 A.M., New York
    City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that commercial paper interest determination date for commercial paper having the index maturity designated in the pricing supplement, as published in H.15 Daily Update under the heading "Commercial Paper--Nonfinancial."

  . If that rate is not published in H.15(519), H.15 Daily Update, or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine (after consultation with us) the commercial paper rate to be the money market yield of the arithmetic mean of certain offered rates of three leading dealers of commercial paper in New York City as of 11:00 A.M., New York City time, on that commercial paper rate interest determination date. These offered rates will be for commercial paper having the index maturity specified in the pricing supplement for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized rating agency. We will select the three dealers referred to above, which may include the agents or their affiliates.

  . If fewer than three dealers selected by us are quoting as mentioned above, the commercial paper rate will remain the commercial paper rate then in effect on the immediately preceding commercial paper rate interest determination date, or if no such rate is in effect, the interest rate on the note will be the initial interest rate.

Prime rate notes

   A prime rate note will bear interest at the interest rate, calculated with reference to the prime rate plus or minus any spread or spread multiplier, specified on the face of the prime rate note and in the applicable pricing supplement. Unless the applicable pricing supplement indicates otherwise, the "prime rate" for any prime rate interest determination date is the prime rate on that date, as published in H.15(519) by 9:00 A.M., New York City time, on the calculation date relating to that prime rate interest determination date under the heading "Bank Prime Loan."

   The following procedures will be followed if the prime rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) by 9:00 A.M., New York
    City time, on the calculation date, then the prime rate will be the rate on that prime rate interest determination date as published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate under the caption "Bank Prime Loan."

  . If that rate is not published in H.15(519), H.15 Daily Update, or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the interest rates publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page. For each bank, those announced rates will be that bank's prime rate or base lending rate in effect for that prime rate interest determination date at 11:00 A.M. New York City time.

  . If fewer than four of those rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for that prime rate interest determination date, then the prime rate will be the arithmetic mean of the announced prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by 360) by at least two major money center banks in New York City as of the close of business on that prime rate interest determination date. The calculation agent will select the banks referred to above (after consultation with us), which may include the agents or their affiliates.

  . If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the calculation agent will determine the prime rate on the basis of the rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or state authority, selected by the calculation agent (after consultation with us) to provide such rate or rates.

  . If the banks selected are not quoting as mentioned above, the prime rate will remain the prime rate then in effect on the immediately preceding prime rate interest determination date, or if no such rate is in effect, the interest rate on the note will be the initial interest rate.

LIBOR notes

   A LIBOR note will bear interest at the interest rate (calculated with reference to LIBOR and any spread or spread multiplier) specified on the face of the LIBOR note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, the calculation agent will determine LIBOR as follows:

   On the second London business day prior to the LIBOR rate interest determination date:

  . If "LIBOR Reuters" is specified in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in U.S. dollars for the period having the index maturity specified, commencing on the interest reset date, which appear on the Reuters Screen LIBO page ("LIBOR Reuters") as of 11:00 A.M., London time, on that LIBOR rate interest determination date, if at least two of those offered rates appear on the designated LIBOR page.

  . If "LIBOR Telerate" is specified in the applicable pricing supplement, LIBOR will be a certain offered rate for deposits in U.S. dollars having the index maturity specified on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR rate interest determination date ("LIBOR Telerate").

  . If neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be calculated as if "LIBOR Telerate" had been specified.

   On any LIBOR rate interest determination date on which fewer than two of those offered rates appear or no rate appears, as applicable, on the designated LIBOR page, the calculation agent will determine LIBOR as follows:

  . LIBOR will be determined on the basis of the offered rates at which deposits in U.S. dollars for the period having the index maturity specified in the applicable pricing supplement beginning on the applicable interest reset date and in a principal amount of not less than $1,000,000 that is representative for a single transaction in that index currency in that market is quoted at that time by four major banks in the London interbank market (which may include the agents or their affiliates) at approximately 11:00 A.M., London time, on that LIBOR rate interest determination date to prime banks in the London interbank market. The calculation agent (after consultation with us) will select the four banks and request the principal London office of each of those banks to provide the calculation agent a quotation of its rate. If at least two quotations are provided, LIBOR on that LIBOR rate interest determination date will be the arithmetic mean of those quotations.

  . If fewer than two of those quotations are provided as mentioned above, LIBOR on that LIBOR rate interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on that LIBOR rate interest determination date by three major banks in the City of New York (which may include the agents or their affiliates) for loans in U.S. dollars to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount of not less than $1,000,000 that is representative for a single transaction in that market at that time. The calculation agent (after consultation with us) will select the three banks referred to above.

  . If the banks selected by the calculation agent are not quoting as mentioned above, LIBOR will remain LIBOR then in effect on the immediately preceding LIBOR rate interest determination date, or if no such rate is in effect, the interest rate on the note will be the initial interest rate.

Treasury rate notes

   A treasury rate note will bear interest at the interest rate (calculated with reference to the treasury rate and any spread or spread multiplier) specified on the face of the treasury rate note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, "treasury rate" for any treasury rate interest determination date means the rate from the most recent treasury bill auction having the index maturity specified in the pricing supplement. That rate will be the one that appears on page 56 or page 57 or any other page that may replace these pages on Bridge Telerate, Inc. or any successor service under the heading "Investment Rate."

   The following procedures will be followed if the treasury rate cannot be determined as described above:

  . If the above rate is not displayed on the relevant page by 3:00 P.M., New
    York City time, on the calculation date, the treasury rate will be the auction average rate for that auction as otherwise announced by the United States Department of the Treasury. The auction average rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

  . If the results of the auction of treasury bills having the index maturity specified in the pricing supplement are not published or reported as provided above by 3:00 P.M., New York City time, on the calculation date, or if no auction is held in a particular week, then the treasury rate will be the rate as published in H.15(519) under the heading "U.S. Government Securities/ Treasury Bills/Secondary Market."

  . If the rate described in the previous item is not published by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the treasury rate to be a yield to maturity of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Treasury rate interest determination date. The bid rates will be those of three leading primary U.S. government securities dealers in New York City for the issue of Treasury bills with a remaining maturity closest to the index maturity specified in the pricing supplement. The rates will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis. The calculation agent (after consultation with us) will select the three dealers referred to above, which may include the agents or their affiliates.

  . If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the treasury rate will remain the treasury rate then in effect on the immediately preceding treasury rate interest determination date, or if no such rate is in effect, the interest rate on the note will be the initial interest rate.

Federal funds rate notes

   A federal funds rate note will bear interest at the interest rate calculated with reference to the federal funds rate and any spread or spread multiplier, as specified on the face of the federal funds rate note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, the "federal funds rate" for any federal funds rate interest determination date is the rate on that day for federal funds as published in H.15(519) prior to 3:00 P.M., New York City time under the heading "Federal Funds (Effective)" as displayed on Telerate Page 120 (or any other page as may replace such page on such service) on the calculation date relating to that federal funds rate interest determination date.

   The following procedures will be followed if the federal funds rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) or displayed on Telerate
    Page 120 by 3:00 P.M., New York City time, on the calculation date, the federal funds rate will be the rate on that federal funds rate interest determination date for U.S. dollar federal funds, as published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate under the heading "Federal Funds (Effective)."

  . If that rate is not published in H.15(519), H.15 Daily Update, or displayed on Telerate Page 120 or another recognized electronic source used for the purpose of displaying such rate by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds as of 11:00 A.M., New York City time, on that federal funds rate interest determination date. The rates will be ones arranged by three leading brokers of federal funds transactions in New York City. The calculation agent (after consultation with us) will select the three brokers referred to above.

  . If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the federal funds rate will remain the federal funds rate then in effect on the immediately preceding federal funds rate interest determination date, or if no such rate is in effect, the interest rate on the note will be the initial interest rate.

CD rate notes

   A CD rate note will bear interest at the interest rate (calculated with reference to the CD rate and any spread or spread multiplier) specified in the CD rate note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, the "CD rate" for any CD rate interest determination date is the rate on that date for negotiable certificates of deposit having the index maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time under the heading "CDs (Secondary Market)," on the calculation date relating to that CD rate interest determination date

   The following procedures will be followed if the CD rate cannot be determined as described above:

  . If the above rate is not published by 3:00 P.M., New York City time, on the calculation date, the CD rate will be the rate on that CD rate interest determination date for negotiable certificates of deposit of the index maturity specified in the pricing supplement as published in H.15 Daily Update or another recognized electronic source for the purpose of displaying such rate under the caption "CDs (Secondary Market)."

  . If that rate is not published in H.15(519), H.15 Daily Update, or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the CD rate to be the arithmetic mean of certain secondary market offered rates as of 10:00 A.M., New York City time, on that CD rate interest determination date. The offered rates will be ones quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City. The dealers will provide quoted rates for negotiable certificates of deposit in an amount that is representative for a single transaction in the market at that time of major U.S. money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable pricing supplement. The calculation agent (after consultation with us) will select the three dealers referred to above.

  . If fewer than three dealers are quoting as mentioned above, the CD rate will remain the CD rate then in effect on the immediately preceding CD rate interest determination date, or if no such rate is in effect, the interest rate on the note will be the initial interest rate.

CMT rate notes

   The "CMT Rate" for any interest determination date is the rate displayed on Bridge Telerate, Inc. (or any successor service) on the designated CMT Telerate page (or any other page that may replace such page on that service) by 3:00 P.M., New York City time, on the calculation date for that interest determination date under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the index maturity described in the related pricing supplement for:

  (i) if the designated CMT Telerate page is 7051, such interest determination date; or

  (ii) if the designated CMT Telerate page is 7052, the week, or the month, in the related pricing supplement, ended immediately preceding the week in which the related interest determination date occurs.

   The following procedures will be used if the CMT rate cannot be determined as described above:

  . If the rate is not displayed on the relevant page by 3:00 P.M., New York
    City time, on the calculation date, then the CMT rate will be the Treasury constant maturity rate for the index maturity, as published in H.15(519).

  . If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the CMT rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the index maturity for the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent reasonably determines to be comparable to the rate formerly displayed on the designated CMT Telerate page and published in H.15(519).

  . If that information is not provided by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices, as of approximately 3:30 P.M., New York City time, on the interest determination date reported, according to their written records, by three leading primary United States government securities dealers or, "reference dealer," in the City of New York (which may include the agents or their affiliates). The calculation agent (after consultation with us) will select five reference dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations), for the most recently issued Treasury notes that are direct noncallable fixed rate obligations of the United States with an original maturity of approximately the index maturity and a remaining term to maturity of not less than the index maturity minus one year.

  . If the calculation agent cannot obtain three Treasury note quotations, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the interest determination date of three reference dealers in New York City (selected using the same method described above) for Treasury notes with an original maturity of the number of years that is the next highest to the index maturity and a remaining term to maturity closest to the index maturity and in an amount of at least $100,000,000.

  . If three or four but not five reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

  . If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate will remain the CMT rate then in effect on the immediately preceding CMT rate interest determination date, or if no such rate is in effect, the interest rate on the note will be the initial interest rate.

Eleventh District cost of funds rate notes

   The "Eleventh District cost of funds rate" for any interest determination date is the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the interest determination date occurs as displayed on the Telerate Page 7058 by 11:00 A.M., San Francisco time, on the calculation date for that interest determination date under the caption "Eleventh District."

   The following procedures will be used if the Eleventh District cost of funds rate cannot be determined as described above:

  . If the rate is not displayed on the relevant page by 11:00 A.M., San
    Francisco time, on the calculation date, then the Eleventh District cost of funds rate will be the monthly weighted average cost of funds paid by member institutions, of the Eleventh Federal Home Loan Bank District as announced by the Federal Home Loan Bank of San Francisco for the month preceding the date of announcement.

  . If no announcement was made relating to the month preceding the interest determination date, the Eleventh District cost of funds rate will remain the Eleventh District cost of funds rate then in effect on the immediately preceding interest determination date, or if no such rate is in effect, the interest rate on the note will be the initial interest rate.

Indexed notes

   We may issue notes as indexed notes, as indicated in the applicable pricing supplement. Holders of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of the notes depending upon the fluctuation of the relative value, rate or price of the specified index. The applicable pricing supplement will describe specific information relating to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the indexed note and certain additional U.S. federal tax considerations.

Original issue discount notes

   We may issue notes as original issue discount notes, as indicated in the applicable pricing supplement, and no interest will be payable prior to the maturity of such notes. An original issue discount note is issued at a price lower than the principal amount of that note. If there is a redemption or acceleration of the maturity of an original issue discount note, the amount payable to the holder of the note will be determined under the terms of the note, but will be less than the amount payable at the maturity of the note. In addition, a note issued at a discount may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of that note. See "United States Federal income tax consequences--Original issue discount" for a discussion of the income tax provisions.

Zero-coupon notes

   We may issue notes in the form of original issue discount notes that do not provide any periodic payments of interest. The specific terms of any zero-coupon notes will be set forth in the applicable pricing supplement.

Renewable notes

   We may also issue from time to time variable rate renewable notes that will bear interest at the interest rate (calculated with reference to a base rate and the spread and/or spread multiplier, if any) specified in the renewable notes and in the applicable pricing supplement.

   The renewable notes will mature on an initial maturity date that is an interest payment date as specified in the applicable pricing supplement, unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. Each interest payment date in April and October in each year will be an election date (unless different interest payment dates are specified in the applicable pricing supplement), and the maturity of the renewable notes will be extended to the interest payment date occurring twelve months after such election date, unless you elect to terminate the automatic extension of the maturity of the renewable notes (or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof) by delivering a notice to such effect to the paying agent not less than nor more than a number of days to be specified in the applicable pricing supplement prior to such election date. Such option may be exercised with respect to less than the entire principal amount of the renewable notes; provided that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000.

   However, we may not extend the maturity of the renewable notes beyond the final maturity date, as specified in the applicable pricing supplement. If you elect to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and you do not revoke such election as described below, such portion will become due and payable on the interest payment date falling six months (unless another period is specified in the applicable pricing supplement) after the election date prior to which you made such election.

   You may revoke your election to terminate the automatic extension of maturity as to any portion of the renewable notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the paying agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the renewable notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the renewable notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. However, a revocation may not be made during the period from and including a record date to but excluding the immediately succeeding interest payment date.

   Your election to terminate the automatic extension of the maturity of the renewable notes, if you or any subsequent holder do not revoke as described above, will be binding upon such subsequent holder.

   We may redeem the renewable notes in whole or in part at our option on or commencing with the date or dates specified in the applicable pricing supplement. We will redeem the renewable notes at the redemption price stated in the applicable pricing supplement, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this prospectus supplement, we will provide notice of redemption by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 180 days prior to the date fixed for redemption.

Amortizing notes

   We may from time to time offer amortizing notes on which a portion or all the principal amount is payable prior to the stated maturity in accordance with a schedule, by application of a formula, or by reference to an index. Further information concerning additional terms and conditions of any amortizing notes, including terms for repayment thereof, will be set forth in the applicable pricing statement.

Extension of maturity

   The pricing supplement relating to some notes (other than an amortizing note) may provide that we have the option to extend the maturity of such notes for an extension period of one or more periods of one or more whole years up to but not beyond the final maturity date set forth in such pricing supplement. If we have such an option with respect to any such extendible note, the following procedures will apply, unless modified as set forth in the applicable pricing supplement.

   We may exercise such option with respect to an extendible note by notifying the paying agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such note or, if the maturity date of such note has already been extended, prior to the maturity date then in effect. No later than 38 days prior to the original maturity date or an extended maturity date, as the case may be, the paying agent will mail to the holder of such note an extension notice relating to such extension period, by first class mail, postage prepaid, setting forth:

   (a) our election to extend the maturity of such note;

   (b) the new extended maturity date;

   (c) the interest rate applicable to the extension period (which, in the case of a floating rate note, will be calculated with reference to a base rate and the spread and/or spread multiplier, if any); and

   (d) the provisions, if any, for redemption during the extension period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the extension period.

   Upon the mailing by the paying agent of an extension notice to the holder of an extendible note, the maturity of such note will be extended automatically, and, except as modified by the extension notice and as described in the next paragraph, such note will have the same terms it had prior to the mailing of such extension notice.

   Notwithstanding the foregoing, not later than 10:00 A.M., New York City time, on the twentieth calendar day prior to the maturity date then in effect for an extendible note (or, if such day is not a business day, not later than 10:00 A.M., New York City time, on the immediately succeeding business day), we may at our option, revoke the interest rate provided for in the extension notice and establish a higher interest rate (or, in the case of a floating rate note, a higher spread and/or spread multiplier, if any) for the extension period by causing the paying agent to send notice of such higher interest rate (or, in the case of a floating rate note, a higher spread and/or spread multiplier, if any) to the holder of such note by first class mail, postage prepaid, or by such other means as agreed to by the paying agent and us. Such notice shall be irrevocable. All extendible notes with respect to which the maturity date is extended in accordance with an extension notice will bear such higher interest rate (or, in the case of a floating rate note, a higher spread and/or spread multiplier, if any) for the extension period, whether or not tendered for repayment.

   If we elect to extend the maturity of an extendible note the holder of such note will have the option to require us to repay such note on the maturity date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an extendible note to be repaid on such maturity date, the holder thereof must follow the procedures set forth below under "Repayment and repurchase" for optional repayment, except that the period for delivery of such note or notification to the paying agent shall be at least 25 but not more than 35 days prior to the maturity date then in effect and except that a holder who has tendered an extendible note for repayment pursuant to an extension notice may, by written notice to the paying agent, revoke any such tender for repayment until 3:00 P.M., New York City time, on the twentieth calendar day prior to the maturity date then in effect (or if such day is not a business day, until 3:00 P.M., New York City time, on the immediately succeeding business day).

Redemption

   We will not redeem any note prior to the redemption date fixed at the time of sale and set forth in the applicable pricing supplement, unless the note provides otherwise. If we can redeem the note, we may, at our option, redeem the related note wholly or partially in increments of $1,000. If we choose to redeem the note, we will do so at a redemption price equal to the entire principal amount to be redeemed, together with interest payable to the date of redemption. We must give notice of this redemption not more than 60 nor less than 30 days prior to the redemption date. The notes will not have a sinking fund unless the applicable pricing supplement specifies otherwise.

Repayment and repurchase

   Although notes will not generally be repayable at the option of the holder prior to maturity, in the pricing supplement relating to a note, we may specify that such note will be repayable at the option of the holder on a date or dates specified prior to maturity at a price or prices set forth in the applicable pricing supplement, together with accrued interest to the date of repayment.

   Unless otherwise specified in the applicable pricing supplement, in order for a note to be repaid, the paying agent must receive at least 30, but not more than 45, days, prior to the repayment date (i) the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National

Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed will be received by the paying agent not later than five business days after the date of such telegram, telex, facsimile transmission or letter and such note and form duly completed are received by the paying agent by such fifth business day. Except in the case of renewable notes or extendible notes, and unless otherwise specified in the applicable pricing supplement, exercise of the repayment option by the holder of a note shall be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination.

   If a note is a book-entry note, DTC's nominee will be the holder of such note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular note, the beneficial owner of such note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC.

Purchase of Notes by Leggett & Platt

   We may at any time purchase notes at any price in the open market or otherwise. We may hold, resell or surrender to the trustee for cancellation any notes we purchase.

Other provisions; addenda

   Any provisions relating to any note may be modified as specified under "Other Provisions" on the face of that note or in an addendum relating to that note. These provisions might include the determination of an interest rate basis, the calculation of the interest rate applicable to a floating rate note, and the specification of one or more interest rate bases, the interest payment dates, the maturity or any other variable term relating to that note.

Definitions

   Set forth below are definitions of some of the terms used in this prospectus supplement and not defined in the attached prospectus.

   "business day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements. The day is:

  (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in New York City;

  (b) with respect to LIBOR notes, a London business day.

   "calculation agent" means the agent we appoint to calculate interest rates for floating rate notes. The pricing supplement will state who will act as calculation agent.

   "calculation date" means, with respect to any interest determination date, the date on which the calculation agent is to calculate an interest rate for a floating rate note. Unless the pricing supplement specifies otherwise, the calculation date relating to an interest determination date for a floating rate note will be the first to occur of (a) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day or (b) the business day preceding the applicable interest payment date or maturity of that note, as the case may be. However, LIBOR will be calculated on the LIBOR rate interest determination date.

   "designated LIBOR currency" means the currency, if any, designated in a LIBOR note and the applicable pricing supplement as the designated LIBOR currency and, if no currency is so designated, the designated LIBOR currency will be U.S. dollars.

   "designated LIBOR page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the Reuters Screen LIBO page (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the applicable index currency, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on page 3750 (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

   "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

   "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

   "index currency" means the currency or composite currency specified in the applicable pricing supplement as to which LIBOR will be calculated. If no currency or composite currency of this kind is specified in the applicable pricing supplement, the index currency will be U.S. dollars.

   "index maturity" means, for a floating rate note, the period to maturity of the instrument or obligation on which the interest rate quotation is based, as set forth in the pricing supplement.

   "initial interest rate" means the rate at which a floating rate note will bear interest from and including its issue date to but excluding the first interest reset date, as indicated in the applicable pricing supplement.

   "interest determination date" means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following interest reset date and calculated on the related calculation date. However, LIBOR will be calculated on the LIBOR rate interest determination date. The interest determination date relating to an interest reset date for a commercial paper rate note, for a prime rate note, for a federal funds rate note, for a CD rate note and for a CMT rate note will be the second business day preceding that interest reset date. The interest determination date relating to an interest reset date for a LIBOR note will be the second London business day preceding that interest reset date. The interest determination date relating to an interest reset date for a Treasury rate note will be the day of the week during which that interest reset date falls on which Treasury bills of the index maturity designated in the pricing supplement would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday or may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, that Friday will be the Treasury interest rate determination date pertaining to the interest reset date occurring in the following week. The interest determination date relating to an interest reset date for an Eleventh District cost of funds rate note will be the last working day of the month immediately preceding the applicable interest reset date on which the Federal Home Loan Bank of San Francisco publishes the FHLB Index.

   "interest payment date" means the date on which payment of interest on a note (other than payment at maturity) is to be made. Unless the applicable pricing supplement indicates otherwise, the interest payment dates for the fixed rate notes will be April 1 and October 1 of each year and at maturity. Unless the applicable pricing supplement indicates otherwise and except as provided below, the interest payment dates for any floating rate note will be:

  (a) in the case of floating rate notes that reset monthly, on the third Wednesday of each month;

  (b) in the case of floating rate notes that reset quarterly, on the third Wednesday of March, June, September and December of each year;

  (c) in the case of floating rate notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the pricing supplement;

  (d) in the case of floating rate notes that reset annually, on the third Wednesday of the month of each year specified in the pricing supplement; and

  (e) in each case, at maturity.

   If an interest payment date for any fixed rate note falls on a day that is not a business day for that note, the interest payment for that note will be made on the following business day for that note, and no interest on that payment will accrue from and after that interest payment date. If an interest payment date (other than an interest payment date at maturity) for any floating rate note falls on a day that is not a business day for that note, that interest payment for that note will be made on the following business day for that note, and interest will continue to accrue (except that, for a LIBOR note, if that business day is in the following calendar month, that interest payment date will be the preceding business day for that LIBOR note).

   "interest reset date" means the date on which a floating rate note will begin to bear interest at the interest rate determined as of any interest determination date. Unless the pricing supplement specifies otherwise, the interest reset dates will be:

  (a) in the case of floating rate notes that reset monthly, the third Wednesday of each month;

  (b) in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

  (c) in the case of floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the pricing supplement; and

  (d) in the case of floating rate notes that reset annually, the third Wednesday of the month of each year specified in the pricing supplement.

   If any interest reset date for any floating rate note falls on a day that is not a business day for that note, that interest reset date will be postponed to the next business day for that floating rate note (except that, for a LIBOR note, if that business day is in the following calendar month, that interest reset date will be the preceding business day for that LIBOR note). If a Treasury bill auction (as described in the definition of "interest determination date") falls on any day that would otherwise be an interest reset date for a Treasury rate note, then that interest reset date will instead be the first business day following that auction date.

   "London business day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   "market exchange rate" for any specified currency means the noon buying rate in New York City for cable transfers for that specified currency as certified for customs purposes by (or if not certified, as otherwise determined by) the Federal Reserve Bank of New York.

   "maturity" means the date on which the principal of a note becomes due, whether at stated maturity, upon redemption or otherwise. If the maturity of any note falls on a day that is not a business day, the payment of principal, premium, if any, and interest for that note will be made on the following business day, and no interest on that payment will accrue from and after that maturity.

   "maximum interest rate" means, for any floating rate note, a maximum numerical interest rate limitation, or ceiling, on the rate at which interest may accrue on that note during any interest period.

   "minimum interest rate" means, for any floating rate note, a minimum numerical interest rate limitation, or floor, on the rate at which interest may accrue on that note during any interest period.

   "money market yield" means a yield (expressed as a percentage rounded to the next higher one hundred thousandth of a percentage point) calculated in accordance with the following formula:

                        money market yield =   D x 360
                                                       x 100
                                           360 - (D x M)

where "D" refers to the annual rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

   "paying agent" means the agent we appoint to pay principal, premium, if any, and interest on the notes. The pricing supplement will state who will act as the paying agent.

   "regular record date" means the date on which a note must be held in order for the holder to receive an interest payment on the next interest payment date. Unless the pricing supplement specifies otherwise, the regular record date for any interest payment date with respect to any floating rate note will be the fifteenth day (whether or not a business day) prior to that interest payment date. The regular record dates for the fixed rate notes will be the fifteenth day next preceding the April 1 and October 1 interest payment dates.

   "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks.

   "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or any other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

   "spread" means the number of basis points (a basis point is one-hundredth of a percentage point), if any, to be added to the commercial paper rate, the prime rate, LIBOR, the Treasury rate, the federal funds rate, the CD rate, the CMT rate, the Eleventh District cost of funds rate or any other interest rate index in effect at various times for a note, which amount will be set forth in the pricing supplement.

   "spread multiplier" means the percentage by which the commercial paper rate, the prime rate, LIBOR, the Treasury rate, the federal funds rate, the CD rate, the CMT rate, the Eleventh District cost of funds rate or any other interest rate index in effect at various times for a note is to be multiplied, which percentage will be set forth in the pricing supplement.

   "Telerate Page 3750" means the display designated as page "3750" on Bridge Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

             Special provisions relating to foreign currency notes

   Unless the applicable pricing supplement provides otherwise, purchasers must pay for the notes in U.S. dollars, and we will make payments of principal and interest on the notes in U.S. dollars. The applicable pricing supplement may provide that purchasers must pay for the notes in a specified currency other than U.S. dollars and/or that we will make payments of principal and interest on such notes in such a specified currency. Currently, a limited number of facilities in the United States convert U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless a pricing supplement specifies otherwise or unless we make alternative arrangements, we will make payment of principal and interest on notes in a specified currency other than U.S. dollars to an account at a bank outside the United States. See "Foreign currency risks" below.

   An exchange rate agent will handle the conversion of a specified currency into U.S. dollars or U.S. dollars into a specified currency, as the case may be, if the applicable pricing supplement provides that

  . We will make payments of principal of and interest on a non-U.S. dollar denominated note in U.S. dollars or

  . We will make payments of principal of and interest on a U.S. dollar denominated note in a specified currency other than U.S. dollars.

   Holders of the notes will bear the costs of such conversion through deductions from such payments. Any agent may act, from time to time, as the exchange rate agent.

   When we refer to "U.S. dollars," "U.S. $" or "$" in this prospectus supplement we mean the currency of the United States of America.

                             Foreign currency risks

   This prospectus supplement, the accompanying prospectus and any pricing supplement do not describe all the risks of an investment in notes denominated in, or the payment of which is related to the value of, a foreign currency. We disclaim any responsibility to advise prospective purchasers of those risks as they exist at the date of this prospectus supplement or as those risks may change in the future. You should consult your own financial and legal advisors as to such risks. Foreign currency notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions and exchange rate fluctuations.

Exchange rates and exchange controls

   Any investment in notes that are denominated in, or the payment of which is related to the value of, a specified currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which we and you have no control. In recent years, rates of exchange between U.S. dollars and some foreign currencies have been highly volatile and such volatility may be expected to continue or accelerate in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any note. Depreciation against the U.S. dollar of the currency in which a note is payable would result in a decrease in the effective yield of such note below its coupon rate and, in certain circumstances, could result in a negative yield or loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a note to the investor.

   The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal and interest on the notes. Such persons should consult their own counsel with regard to such matters.

   Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal or interest on a note. Even if there are no actual exchange controls, it is possible that the specified currency for any particular note not denominated in U.S. dollars would not be available when payments on such note are due. In that event, we would make required payments in U.S. dollars.

   With respect to any note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable pricing supplement will include information with respect to applicable currency exchange controls, if any, and historic exchange rate information on such currency or currency unit. That information is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Governing Law and judgments

   The notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on notes denominated in a specified currency other than U.S. dollars were commenced in a court in the United States, it is likely that such court would grant judgment relating to the notes only in U.S. dollars.

                 United States Federal income tax consequences

   Bryan Cave LLP has advised us that the following discussion as to legal matters is its opinion as to the material United States federal income tax consequences of ownership and disposition of the notes to initial holders purchasing notes at the "issue price" (as defined below). This opinion is based on the Internal Revenue Code of 1986, as amended to the date hereof, which is referred to as the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, including regulations concerning the treatment of debt instruments issued with original issue discount ("OID" and the "OID regulations"), changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. We undertake no obligation to update this tax discussion in the future. This discussion applies only to notes held as capital assets, within the meaning of section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding notes as a hedge against, or which are hedged against, currency risks, or holders whose functional currency (as defined in section 985 of the Code) is not the United States dollar. Finally, this discussion assumes that the rules applicable to "applicable high yield discount obligations" under section 163(i) of the Code will not apply to the notes. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

   As used herein, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

    (a) a citizen or resident of the United States,

    (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

    (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or

    (d) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust.

United States holders

Payments of interest

   Qualified stated interest paid on a note generally are taxable to a United States holder as ordinary interest income at the time it accrues or is received, depending on the United States holder's method of accounting for United States federal income tax purposes. Under the OID regulations, for accrual basis and other electing taxpayers, all payments of interest on a note that matures one year or less from its date of issuance are included in the stated redemption price at maturity of the notes and are taxed in the manner described below under "Original Issue Discount." Special rules governing the treatment of interest paid with respect to discount notes, including certain floating rate notes, foreign currency notes, and notes providing for payments of principal or interest linked to currency indices or other factors, are discussed below.

Original Issue Discount

   In general. A note that is issued for an amount less than its stated redemption price at maturity generally are considered to have been issued at an original issue discount for United States federal income tax purposes (a "discount note"). The "issue price" of a note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold. The "adjusted issue price" of a note at the beginning of any accrual period is the issue price of the note increased by the amount of accrued OID for each prior accrual period and decreased by the amount of any payments previously made on the note that were not qualified stated interest payments, as defined below. The "stated redemption price at maturity" of a note will equal the sum of all payments required under the note other than payments of "qualified stated interest." The "qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the note. If the difference between a note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the note will not be considered to have OID. United States holders of notes with a de minimis amount of OID generally will include such OID in income as capital gain on a pro rata basis as principal payments are made on the notes.

   A United States holder of notes issued with OID is required to include any qualified stated interest payments in income in accordance with the United States holder's method of accounting for United States federal income tax purposes. United States holders of notes that mature more than one year from their date of issuance are required to include OID in income for United States federal income tax purposes as it accrues, regardless of such United States holder's method of accounting. The amount of OID included in the income of the United States holder is determined using a constant yield method based on a compounding of interest, which may precede the receipt of cash payments attributable to such income. The amount of OID that accrues in an accrual period is an amount equal to the excess, if any, of (1) the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), over (2) the sum of the qualified stated interest payments, if any, allocable to the accrual period. Under this method, United States holders of discount notes generally are required to include in income increasingly greater amounts of OID in successive accrual periods.

   Under the OID regulations, a note that matures one year or less from its date of issuance is treated as a "short-term" discount note. Generally, a cash method United States holder of a short-term discount note is not required to accrue OID for United States federal income tax purposes unless the United States holder elects to do so. United States holders who make such an election, United States holders who report income for United States federal income tax purposes on the accrual method, and certain other United States holders, including banks and dealers in securities, are required to include OID in income on such short-term discount notes as it accrues on a straight-line basis, unless an election is made to accrue OID according to a constant yield method based on daily compounding. In the case of a United States holder who is not required and who does not elect to include OID in income currently, any gain realized on the sale, exchange or retirement of the short-term discount notes is ordinary income to the extent of OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such United States holders must defer interest deductions for debt incurred to purchase or carry short-term discount notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

   The OID regulations contain aggregation rules stating that in certain circumstances if more than one type of note is issued as part of the same issuance of securities to a single United Sates holder, some or all of such notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable pricing supplement, we do not expect to treat any of the notes as being subject to the aggregation rules for purposes of computing OID.

   Floating rate notes. Under the OID regulations, floating rate notes are subject to special rules whereby a floating rate note will qualify as a "variable rate debt instrument" if:

    (a) its issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount;

    (b) it provides for stated interest, paid or compounded at least annually, at current values of:

              (1) one or more qualified floating rates,

              (2) a single fixed rate and one or more qualified floating rates,

              (3) a single objective rate, or

              (4) a single fixed rate and a single objective rate that is a qualified inverse floating rate;

    (c) it provides that a qualified floating rate or objective rate in effect at any time is set at the current value of that rate; and

    (d) except as provided under (a) above, it does not provide for any contingent principal payments.

   A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. Although a multiple of a qualified floating rate generally will not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the floating rate note's issue date) are treated as a single qualified floating rate. A rate is not a "qualified floating rate," however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the floating rate note or are not reasonably expected to significantly affect the yield on the floating rate note.

   An "objective rate" is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula and that is based upon objective financial or economic information. For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property (within the meaning of section 1092(d)(1) of the Code). An objective rate, however, does not include a rate based on information that is within the control of the issuer or a related party, or that is unique to the circumstances of the issuer or a related party. The OID regulations also provide that other variable interest rates may be treated as objective rates if so designated by the Internal Revenue Service

("IRS") in the future. Despite the foregoing, a variable rate of interest on a floating rate note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the floating rate note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the floating rate note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

   The OID regulations also provide that if a floating rate note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the floating rate note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

   If a floating rate note that provides for stated interest as either a single qualified floating rate or a single objective rate throughout its term qualifies as a "variable rate debt instrument" under the OID regulations, then any stated interest on such note that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term and that qualifies as a "variable rate debt instrument" under the OID regulations generally will not be treated as having been issued with OID, unless the floating rate note is issued at a "true" discount (i.e., at a price below the note's stated principal amount) in excess of a specified de minimis amount. OID on such a floating rate note arising from a true discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (1) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note. Moreover, the amount of qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period as determined under the rules described under this paragraph.

   In general, any other floating rate note that qualifies as a "variable rate debt instrument" (i.e., one that provides for interest other than qualified stated interest) is converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the floating rate note. The OID regulations generally require that such a floating rate note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note. In the case of a floating rate note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate initially is converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of its issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note then is converted into an "equivalent" fixed rate debt instrument in the manner described above.

   Once the floating rate note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument, and a United States holder of the floating rate note will account for such OID and qualified stated interest as if the United States holder held the "equivalent" fixed rate debt instrument. For each accrual period, appropriate adjustments are made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

   If a floating rate note does not qualify as a "variable rate debt instrument" under the OID regulations, then the floating rate note is treated as a contingent payment debt instrument. Generally, if a floating rate note is treated as a contingent payment debt instrument, interest payments thereon are treated as "contingent interest" payments. Under the OID regulations, any contingent interest on a floating rate note is includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period is determined by estimating a projected payment schedule for the floating rate note and applying daily accrual rules similar to those for accruing OID on notes issued with OID (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of the payment must be made to reflect the difference. We will provide notice in the applicable pricing supplement that a particular note will be treated as a contingent payment debt instrument and will describe its proper United States federal income tax treatment.

   Optional redemption. Notes issued with OID permitting redemption prior to maturity in certain circumstances may be subject to rules that differ from the general rules discussed above. Purchasers of such discount notes should examine carefully the applicable pricing supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased note.

Sale, exchange, retirement or disposition of the notes

   Upon the sale, exchange, retirement or other disposition of a note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such United States holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under "--Payments of interest" above, in accordance with the United States holder's method of accounting for United States federal income tax purposes as described therein. A United
States holder's adjusted tax basis in a note will equal the cost of the note to such United States holder, increased by the amount of any OID (including any de minimus OID) previously included in income by the United States holder with respect to such note and reduced by any amortized premium and any principal payments received by the United States holder and, in the case of a discount note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

   Subject to the discussion under "--Foreign currency notes" below, gain or loss realized on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss except to the extent that gain represents accrued market or acquisition discount not previously included in the United States holder's taxable income (see "--Original Issue Discount" above) and will be long-term capital gain or loss if the note has been held for more than one year at the time of such sale, exchange, retirement or other disposition. Prospective purchasers of notes should consult their tax advisors concerning the tax consequences of a sale, exchange, retirement or other disposition of a note.

Amortizable bond premium

   If a United States holder purchases a note for an amount that is greater than the amount payable at maturity, such United States holder is considered to have purchased such note with "amortizable bond premium" equal in amount to such excess and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the term of the note (where such note is not optionally redeemable prior to its maturity date). If such note may be optionally redeemed prior to maturity, the amount of amortizable bond premium is determined by the amount payable on maturity or, if it results in a smaller premium attributable to the period of earlier redemption date, by the amount payable on the earlier redemption date. A United States holder who elects to amortize bond premium must reduce his tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the IRS.

Foreign currency notes

   The following summary relates to notes that are denominated in a currency or currency unit other than the U.S. dollar, which we referred to as foreign currency notes.

   A United States holder who uses the cash method of accounting for tax purposes and who receives a payment of qualified stated interest (including any portion of sales proceeds received with respect to accrued interest) in a foreign currency with respect to a foreign currency note must include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value is the United States holder's tax basis in the foreign currency. For IRS reporting purposes, we generally will determine such U.S. dollar value as of the date such payment is made. A cash method United States holder who receives such a payment in U.S. dollars pursuant to an option available under such note must include the amount of such payment in income upon receipt.

   In the case of accrual method United States holders and all United States holders of discount notes, such United States holders must include in income the U.S. dollar value of the amount of interest income (including OID) that has accrued and otherwise must be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of such accrued income is determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States holder will realize ordinary income or loss, if any, with respect to the foreign currency payment of such accrued interest (including any portion of sales proceeds received with respect to accrued interest) on the date such income actually is received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment when received (or, where a United States holder receives
U.S. dollars, the amount of such payment received) and the U.S. dollar value of interest income that has accrued during the accrual period for which the payment is received (as determined above). A United States holder may elect, regardless of its general accounting method, to translate interest income (including OID) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of an accrual period spanning two taxable years, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

   If a note was issued with amortizable bond premium and a United States holder elected to amortize such premium under section 171 of the Code, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal. Any amount not taken into account upon a redemption prior to maturity may be deducted as a market loss. Any loss realized on the sale, redemption, exchange, retirement or other taxable disposition of a foreign currency note with amortizable bond premium by a United States holder who has not elected to amortize such premium under section 171 of the Code is a capital loss to the extent of such bond premium.

   A United States holder's tax basis in a foreign currency note is the U.S. dollar value of the foreign currency amount paid for such foreign currency note determined on the date of purchase. In the event of any subsequent adjustment to such United States holder's basis, the amount of the adjustment will be the U.S. dollar value of the foreign currency amount of the adjustment determined on the date of the adjustment. A United States holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on date of purchase.

   Gain or loss realized upon the sale, exchange, retirement or other taxable disposition of a foreign currency note that is attributable to fluctuations in currency exchange rates is ordinary income or loss, which will not be treated as interest income or expense, except to the extent provided in IRS administrative pronouncements. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (1) the U.S. dollar value of the foreign currency principal amount of such note, and any payment with respect to accrued interest, determined on the date such payment is received or such note is disposed of, and (2) the U.S. dollar value of the foreign currency principal amount of such note, determined on the date such United States holder acquired such note, and the U.S. dollar value of the accrued interest, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss is realized only to the extent of the total gain or loss realized by a United States holder on the sale, exchange, retirement or other taxable disposition of the foreign currency note. The source of such foreign currency gain or loss is determined by reference to the residence of the United States holder or the "qualified business unit" of the United States holder on whose books the note is properly reflected. Any gain or loss realized by such a United States holder in excess of such foreign currency gain or loss generally is capital gain or loss except, in the case of gain on a short-term discount note, to the extent of any OID not previously included in the United States holder's income, which is ordinary income.

   A United States holder has a tax basis in any foreign currency received on the sale, exchange, retirement or other taxable disposition of a foreign currency note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange, retirement or other taxable disposition. Any gain or loss realized by a United States holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) is ordinary income or loss.

Indexed notes

   The applicable pricing supplement will contain a discussion of any special United States federal income tax rules with respect to currency indexed notes or other indexed notes.

Information reporting and backup withholding

   Information reporting and backup withholding may apply to payments of principal, premium, if any, interest or the proceeds from the sale or other disposition of the notes with respect to certain non-corporate United States holders. These United States holders generally are subject to backup withholding at a rate of 31% if:

    (a) the United States holder fails to provide its TIN to the payor or to establish an exemption from backup withholding;

    (b) the IRS notifies the payor that the taxpayer identification number ("TIN") provided by the United States holder is incorrect;

    (c) the IRS notifies the payor that the United States holder has failed to report properly interest or OID and to respond to notices to that effect; or

    (d) the United States holder fails to certify, under penalty of perjury, that the United States holder is not subject to backup withholding.

Non-United States holders

Payments of interest

   Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, to any holder of a note that is not a United States holder (a "non-United States holder") will not be subject to United States federal withholding tax, provided, in the case of interest or accrued OID, that the non-United States holder:

    (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

    (b) is not a controlled foreign corporation for United States tax purposes that is related to us (directly or indirectly) through stock ownership;

    (c) is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

    (d) either (1) provides a IRS Form W-8 (or IRS Form W-8BEN or successor form) signed under penalty of perjury that includes the non-United States holder's name and address and certifies that he is not a United States person; or (2) has a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business certify under penalty of perjury that a IRS Form W-8 (or IRS Form W-8BEN or successor form) has been received from the non-United States holder and provides us with a copy.

   A non-United States holder that does not qualify for exemption from withholding under the preceding paragraph generally is subject to United States federal withholding tax at the rate of 30% (or lower applicable treaty rate) of payments of interest, including OID, on the notes.

   Treasury regulations that become effective January 1, 2001, provide alternative methods for satisfying the certification requirement described above. These Treasury regulations also will require, in the case of notes held by a foreign partnership, that (1) the certification described above be provided by the partners rather than the foreign partnership (unless the foreign partnership agrees to become a "withholding foreign partnership") and
(2) the partnership provides certain information, including a United States TIN. A look-through rule will apply in the case of tiered partnerships.

   If a non-United States holder is engaged in a trade or business in the United States and interest, including OID, on the note is effectively connected with the conduct of such trade or business, the non-United States holder, although exempt from the withholding tax discussed above, may be subject to United States federal income tax on such interest in the same manner as if it were a United States holder. See "United States holders--Information reporting and backup withholding". In addition, a corporate non-United States holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on a note is included in the earnings and profits of the corporate non-United States holder if such interest is effectively connected with the conduct by the holder of a trade or business in the United States. Even though the interest is subject to income tax, and may be subject to branch profits tax, it is exempt from withholding tax, if the non-United States holder provides the payor with a properly executed IRS Form 4224 (or successor form).

Sale, exchange, retirement or disposition of the notes

   Any gain realized on the sale, exchange, retirement or other disposition of a note by a non-United States holder will not be subject to United States federal income or withholding taxes unless:

    (a) in the case of an individual, the non-United States holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition, and certain other conditions are met;

    (b) such gain is effectively connected with the conduct by a non-United States holder of a trade or business within the United States and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by the non-United States holder; or

    (c) the non-United States holder is subject to Code provisions applicable to certain United States expatriates.

Death of a non-United States holder

   Notes held by an individual who is a non-United States holder at the time of the individual's death will not be subject to United States federal estate tax, if, at the time of death, the non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and provided that, at the time of death, payments with respect to such notes would not have been effectively connected with the conduct by such non-United States holder of a trade or business within the United States.

Information reporting and backup withholding

   United States information reporting requirements and backup withholding tax will not apply to payments on a note to a non-United States holder if the statement described in "non-United States holder--Payments of interest" is duly provided by such non-United States holder if the payor does not have actual knowledge that such holder is a United States person.

   Information reporting requirements and backup withholding requirements will not apply to any payment of the proceeds received on the sale of a note that is effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), unless such broker is:

    (a) a United States person;

    (b) a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;

    (c) a controlled foreign corporation for United States federal income tax purposes; or

    (d) (after December 31, 2000) a foreign partnership more than 50% of the capital or profits of which is owned by one or more United States persons or which engages in a United States trade or business.

   Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (a), (b), (c), or (d) of the preceding sentence are not subject to backup withholding tax but are subject to information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes as exemption. Payment of the proceeds of any such sale to or through a United States office of a broker is subject to both information reporting and backup withholding requirements, unless the beneficial owner of the notes provides the statement described in "non-United States holder-- Payments of interest" or otherwise establishes an exemption.

   The foregoing summary does not discuss all aspects of United States Federal income taxation that may be relevant to a holder of notes, in light of a holder's particular circumstances and income tax situation. Prospective holders should consult their own tax advisors as to the specific tax consequences to them of the purchase, ownership and disposition of notes, including the application and effect of state, local, foreign and other tax laws.

                       Supplemental plan of distribution

   Under the terms of a distribution agreement, we will offer the notes on a continuing basis through Bear, Stearns & Co. Inc., Chase Securities Inc. and Goldman, Sachs & Co. as our agents. Each of these agents has agreed to use reasonable efforts to solicit offers to purchase notes. Unless the applicable pricing supplement indicates otherwise, we will pay a commission to the agents. We will have the sole right to accept offers to purchase notes and may reject any offer, in whole or in part. Each agent will have the right, in its discretion reasonably exercised, without notice to us, to reject any offer to purchase notes received by it, in whole or in part.

   We also may sell notes to any agent, acting as principal, at a discount within the range set forth on the cover page of this prospectus supplement, unless otherwise stated in the applicable pricing supplement. The notes may be resold at market prices prevailing at the time of resale, at prices related to those prevailing market prices, at a fixed offering price or at negotiated prices, as determined by that agent. We also may sell notes to any agent or underwriter. We may do this for a commission or at a discount to be agreed at the time of sale, for resale to one or more investors or purchasers at a fixed offering price or at varying prices prevailing at the time of resale, at prices related to those prevailing market prices at the time of the resale or at negotiated prices. Notes purchased by an agent or by a group of underwriters may be resold to certain securities dealers for resale to investors or to certain other dealers. Dealers may receive compensation in the form of commissions from the agents and/or from the purchasers for whom they may act as agents. Unless the applicable pricing supplement specifies otherwise, any compensation allowed by any agent to any of these dealers will not exceed the commission that we pay to the agent. After the initial public offering of notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price and commission may be changed.

   We may sell notes directly on our own behalf or we may accept or solicit offers to purchase notes through additional agents on substantially the same terms and conditions, including commission rates, as would apply to purchases of notes under the distribution agreement. In addition, we may appoint additional agents for the purpose of soliciting offers to purchase notes. Those additional agents will be named in the applicable pricing supplement. No commission will be payable on any notes we sell directly.

   Unless otherwise specified in the pricing supplement, we will pay each agent a commission of .125% to .825% of the principal amount of each note, depending on its stated maturity, sold through that agent. However, other commission rates may apply if we otherwise agree with one or more agents.

   The following table summarizes the compensation to be paid to the agents by us.

                                                            Total
                                               -------------------------------
                                                Per note   Minimum   Maximum
                                               ----------- -------- ----------
      Commissions paid by Leggett & Platt..... .125%-.825% $625,000 $4,125,000

   We estimate that we will incur expenses of approximately $500,000 in connection with this program.

   The agents and any dealers to whom the agents may sell notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including civil liabilities under the Securities Act of 1933, or contribute to payments which the agents may be required to make in this regard. We have agreed to reimburse the agents for certain expenses.

   Unless the applicable pricing supplement indicates otherwise, you must pay for notes, other than foreign currency notes, in funds immediately available in New York City. For payment of the purchase price of foreign currency notes, see "Description of the notes--Special provisions relating to foreign currency notes" above.

   The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. We cannot assure you as to the existence or liquidity of the secondary market for the notes.

   The agents may engage in over-allotment, stabilizing transactions and syndicate covering transactions and may impose penalty bids as permitted by Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the agents to reclaim a selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of the transactions. These transactions, if commenced, may be discontinued at any time.

   In the ordinary course of their respective businesses, the agents and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. The Chase Manhattan Bank, the trustee, is an affiliate of Chase Securities Inc.

PROSPECTUS

                         Leggett & Platt, Incorporated

                                  $500,000,000

                                Debt Securities

                               ----------------

   This prospectus describes debt securities which we may issue and sell at various times:

  . The debt securities may be debentures, notes (including notes commonly known as medium-term notes) or other unsecured evidences of indebtedness of Leggett & Platt.

  . We may issue the debt securities in one or several series.

  . The total principal amount of debt securities to be issued under this prospectus will not be more than $500,000,000 or the equivalent amount in other currencies.

  . The terms of each series of debt securities (interest rates, maturity, redemption provisions and other terms) will be determined at the time of sale, and will be specified in a prospectus supplement delivered together with this prospectus at the time of sale.

   We may sell debt securities to or through underwriters, dealers or agents. We may also sell debt securities directly to investors. More information about the way we will distribute the debt securities is under the heading "Plan of distribution." Information about the underwriters or agents who will participate in any particular sale of debt securities will be in the prospectus supplement relating to that series of debt securities.

   Unless we state otherwise in a prospectus supplement, we will not list any of the debt securities on any securities exchange.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is November 15, 1999

Securities

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "SEC". Under this registration statement, we may offer from time to time up to $500,000,000, or its equivalent in foreign or composite currencies, of debt securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

                                   Prospectus

                                                                            Page
                                                                            ----
Leggett & Platt, Incorporated.............................................    3
Cautionary statement regarding forward-looking statements.................    3
Ratio of earnings to fixed charges........................................    4
Use of proceeds...........................................................    4
Description of debt securities............................................    4
Plan of distribution......................................................   12
Experts................................. .................................   13
Where you can find more information about Leggett & Platt, Incorporated ..   13

                         Leggett & Platt, Incorporated

   We manufacture a wide range of engineered products. Our company was incorporated in 1901 as the successor to a partnership formed in 1883 at Carthage, Missouri. That partnership was a pioneer in the development of steel coil bedsprings. Today we serve markets for:

  . Residential furnishings--components for bedding, furniture and other residential furnishings and related consumer products.

  . Commercial furnishings--retail store fixtures, displays, storage and material handling products and systems, and components for office and institutional furnishings.

  . Aluminum products--die castings, custom tooling and dies, machining, coating and other value added processes and aluminum raw materials.

  . Industrial materials--drawn wire, specialty wire products and welded steel tubing.

  . Specialized products--automotive seating suspension, lumbar support and control cable systems, specialized machinery and manufacturing equipment.

   The term "company," unless the context requires otherwise, refers to Leggett & Platt, Incorporated and its majority owned subsidiaries.

   We are a Missouri corporation, with principal executive offices located at No. 1 Leggett Road, Carthage, Missouri 64836 (Telephone: (417) 358-8131).

           Cautionary statement regarding forward-looking statements

   Our public reports and statements may contain "forward-looking" statements concerning possible future events, objectives, strategies, trends or results. These statements are identified either by the context in which they appear or by use of words such as anticipate, believe, estimate, expect, or the like.

   Any forward-looking statement reflects only our beliefs at the time the statement is made. Because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have and do not undertake any duty to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made. For all of these reasons, you should not rely on forward-looking statements as a prediction of actual future events, objectives, strategies, trends or results.

   We can not identify all of the risks, uncertainties and developments which may affect our future operations or performance, or which otherwise may cause actual events or results to differ from forward-looking statements. However, some of these risks and uncertainties include the following:

  . general economic and market conditions and risks, such as the rate of economic growth in the United States, inflation, government regulation, interest rates, taxation, and the like;

  . risks and uncertainties which could affect industries or markets in which the Company participates, such as growth rates and opportunities in those industries, or changes in demand for certain products, etc.;

  . factors which could impact costs, such as the availability and pricing of raw materials, the availability of labor and wage rates, and fuel and energy costs; and

  . the consequences of the Year 2000 issue.

                       Ratio of earnings to fixed charges

   The following table sets forth the ratio of earnings to fixed charges for the periods indicated:


                                          Nine months
                                             ended
                                         September 30, Year ended December 31,
                                         ------------- ------------------------
                                             1999      1998 1997 1996 1995 1994
                                             ----      ---- ---- ---- ---- ----
Ratio of earnings to fixed charges......     10.5      9.6  9.6  7.8  7.0  7.3
                                             ----      ---  ---  ---  ---  ---

   Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.

                                Use of proceeds

   We will use the net proceeds from the sale of the debt securities for general corporate purposes, unless we specify another use in the applicable prospectus supplement. General corporate purposes may include working capital additions, capital expenditures, stock redemption, debt repayment or financing for acquisitions. Before we use the proceeds for these purposes, we may invest them in short term investments.

                         Description of debt securities

   We will offer debt securities which represent our unsecured general obligations under an indenture dated as of November 24, 1999 between us and The Chase Manhattan Bank, as trustee.

   The following description sets forth the general terms and provisions that could apply to the debt securities. This description of certain provisions of the indenture is not complete. You should refer to the applicable provisions of the indenture filed as exhibit 4.1 to our registration statement filed with the SEC (File No. 333-90443) covering the debt securities.

   Some of the capitalized terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference into this prospectus. When we refer to sections, we mean sections in the indenture which we are incorporating by reference.

General

   The indenture does not limit the aggregate principal amount of debt securities that we may issue under it nor does it limit other debt we may issue. The debt securities may be issued in one or more series as we may authorize at various times. A series of debt securities may be issued at more than one time and, unless we agree otherwise with the trustee, may be re-opened for issuance without notice to holders of such series. All debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The debt securities may be issued as original issue discount debt securities and sold at a substantial discount below their principal amount.

   The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

  . the title and aggregate principal amount of the debt securities;

  . the price at which we are offering the debt securities, usually expressed as a percentage of the principal amount;

  . the maturity date or dates for the debt securities and any rights to extend these dates;

  . the person to whom interest is payable, if other than the person in whose name the debt security is registered as of the record date for payment of interest;

  . any annual rate or rates, which may be fixed or variable, or the method of determining any rate or rates, at which the debt securities will bear interest;

  . the date or dates from which interest will accrue and the interest payment date or dates;

  . the place or places where the principal of and any premium and interest on the debt securities will be payable;

  . the currency, currencies or composite currency in which the debt securities are denominated and principal and interest may be payable, and for which the debt securities may be purchased, if other than United States dollars;

  . any redemption or sinking fund terms;

  . any event of default or restrictive covenant with respect to the debt securities of a particular series, if not set forth in this prospectus, or any deletions or modifications thereof;

  . the extent to which the discharge and defeasance provisions apply to any series of securities or any modifications or additions thereto;

  . any index used to determine the amount of principal, premium or interest payable with respect to the debt securities;

  . whether the debt securities are to be issued in whole or in part in the form of one or more global securities and the depositary for the global security or securities;

  . if other than in denominations of $1,000 or multiples of $1,000, the denominations in which debt securities will be issued;

  . the part of the principal amount of debt securities which will be payable upon acceleration if less than the entire amount;

  . if the principal amount of the debt securities or interest paid on the debt securities are set forth or payable in a currency other than U.S. dollars, whether and under what terms and conditions we may defease the debt securities; and

  . any other terms of the series, which will not conflict with the terms of the indenture. (Section 301)

   We will issue the debt securities in fully registered form without coupons. Unless we specify otherwise in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000. Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act of 1933. Those debt securities will not be considered in determining the aggregate amount of securities issued under the registration statement.

   We will describe special federal income tax and other considerations relating to debt securities denominated in foreign currencies in the applicable prospectus supplement.

   Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indenture and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Exchange, registration and transfer

   Debt securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. Transfers and exchanges may be made without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents, in addition to the security registrar, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which such transfer agent acts. We may at any time appoint additional transfer agents with respect to any series of debt securities. (Section 305).

Payment and paying agents

   Unless we specify otherwise in the applicable prospectus supplement, payment of principal, any premium and any interest on debt securities will be made at the office of the paying agent or paying agents that we appoint at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on debt securities to the person in whose name that security is registered at the close of business on the regular record date for such interest.

   If we do not pay interest when due, that interest will no longer be payable to the holder of the debt security on the record date for such interest. We will pay any defaulted interest, at our election:

  . to the person in whose name the debt security is registered at the close of business on a special record date set by the Trustee between 10-15 days before the payment of such defaulted interest and at least 10 days after the receipt by the Trustee of notice of the payment by us; or

  . in any other lawful manner that is consistent with the requirements of any securities exchange on which the debt securities are listed if, after we give notice to the Trustee, the Trustee determines the manner of payment is practicable. (Section 307).

Global securities

   The prospectus supplement will indicate whether we are issuing the related debt securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, (which we refer to as the "DTC") and will evidence all of the debt securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who own the debt securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder of debt securities under the indenture.

   The laws of some jurisdictions require that certain purchasers of securities such as debt securities take physical delivery of such securities in definitive form. Such limits and such laws may impair your ability to acquire or transfer beneficial interests in the global security.

   We will make payments on each series of book-entry debt securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Leggett & Platt, the trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

   DTC has advised us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of such participants.

   A global security representing a series will be exchanged for certificated debt securities of that series only if (x) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (the "1934 Act") and we don't appoint a successor within 90 days, (y) we decide that the global security shall be exchangeable or (z) there is an event of default under the indenture with respect to the debt securities represented by such global security. If that occurs, we will issue debt securities of that series in certificated form in exchange for such global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of such series equal in principal amount to such beneficial interest and to have such debt securities registered in its name. We would issue the certificates for such debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

   DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

   Management of DTC is aware that some computer applications, systems and the like for processing data ("systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed direct participants and indirect participants and other members of the financial community (the "industry") that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's direct participants and indirect participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of these services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

   According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Certain restrictive covenants

   The indenture does not contain any covenants or provisions designed to protect the holders of the notes if we enter into a transaction that adversely affects our debt to equity ratio or many other types of material transactions.

 Limitations on liens

   Unless we specify otherwise in the applicable prospectus supplement or as permitted below, neither we nor any subsidiary, will create or have outstanding, any mortgage, lien, pledge or other encumbrance upon any property, without providing that the debt securities will be secured equally and ratably or prior to the debt.

   A subsidiary is any corporation, partnership or other entity of which we or one of our subsidiaries owns more than 50% of equity interest with voting power.

   The limitation on liens does not apply to:

  . liens existing on the date of the indenture;

  . liens that secure or pay the costs of acquiring, developing, refurbishing, constructing or improving that property;

  . liens on any acquired property existing at the time it is acquired by us, whether or not we assume the related indebtedness;

  . liens on property, shares of capital stock or other assets of a subsidiary existing at the time it becomes a subsidiary;

  . liens securing debt of a subsidiary owed to us or another of our subsidiaries or securing our debt to a subsidiary;

  . liens on any property, shares of stock or assets existing at the time it is acquired by us, whether by merger, consolidation, purchase, lease or some other method;

  . liens on property which the creditor has recourse only to such property or proceeds from it;

  . liens on property which do not materially detract from its value;

  . any extension, renewal or replacement of any of the liens referred to above;

  . liens in connection with legal proceedings with respect to any of our material property;

  . liens for taxes or assessments, landlords' liens, mechanics' liens, or charges incidental to the conduct of business or ownership of property, not incurred by borrowing money or securing debt, or not overdue, or liens we are contesting in good faith, or liens released by deposit or escrow; and

  . liens for penalties, assessments, clean-up costs or other governmental charges relating to environmental protection matters.

   The limitation does not apply to any liens not excluded by the above examples if at the time and after giving effect to any debt secured by a lien such liens do not exceed 10% of our consolidated assets.

"Consolidated assets" is defined to mean the gross book value of our assets and our subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles. (Section 1003).

 Limitations on sale and leaseback

   Unless we specify otherwise in the applicable prospectus supplement or as permitted below, neither we nor any subsidiary of ours will enter into any sale and leaseback transaction. A sale and leaseback transaction occurs when we or a subsidiary of ours sell or arranges to sell or transfer a principal property back to a lender or investor and we or a subsidiary will in turn lease the principal property back from the lender or investor, except for temporary leases for a term, including renewals at the option of the lessee, if not more than three years and except for leases between us and one of our subsidiaries or between our subsidiaries. A principal property is any of our owned or leased manufacturing plants located in the United States of America, not including any plant(s) our board of directors determines are not of material importance to the business of our company and its subsidiaries taken as a whole.

   The restrictions on sale and leaseback transactions do not apply where either: (a) we or a subsidiary would be entitled to create debt secured by a lien on the property to be leased in an amount at least equal to "attributable debt" (as referred to below), without equally and ratably securing the debt securities, or (b) within a period twelve months before and twelve months after the consummation of the sale and leaseback transaction, we or one of our subsidiaries expends on the property, an amount equal to:

  . the net proceeds of the sale of the real property leased pursuant to the transaction and we designate this amount as a credit against the transaction, or

  . part of the net proceeds of the sale of the real property leased pursuant to the transaction and we designate this amount as a credit against the transaction and apply an amount equal to the remainder due as described below.

  . Attributable debt is the present value discounted at the interest rate implicit in the terms of the lease of the lessee's obligation for the remaining net rent payments due under the remaining term of the lease, including any effective renewal term or period which may, at the option of the lessor, be extended.

   The limitation on sale and leaseback transactions also does not apply if at the time of the sale and leaseback:

  . we apply, within 90 days of the effective date of any transaction, a cash amount equal to the attributable debt to retire debt for money we or our subsidiaries borrowed, not subordinate to the debt securities, which matures, or is extendible or renewable 12 months after the creation of the debt at the obligor's sole option without the consent of the obligee. (Section 1004).

 Limitation on consolidations and mergers

   We may not consolidate or merge with any other person or convey or transfer our properties and assets substantially as an entirety to another person or permit another corporation to merge into us, unless, among other conditions:

  . the successor is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state;

  . the successor person, if not us, assumes our obligations on the debt securities and under the indenture; and

  . after giving effect to the transaction and treating any debt which becomes our obligation as a result of the transaction as incurred by us at that time, no event of default occurs under the indenture. (Section
    801).

Defeasance

   The indenture contains a provision that, unless made inapplicable to any series of debt securities, permits us to elect (a) to defease and be discharged from all of our obligations, subject to limited exceptions with respect to any series of debt securities then outstanding, which we refer to below as "legal defeasance," or (b) to be released from our obligations under certain restrictive covenants, including those described above under "Certain restrictive covenants," which we refer to as "covenant defeasance." To make either of the above elections, we must:

  . deposit in trust with the trustee, money, U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide sufficient money without reinvestment or a combination of money and U.S. government obligations to repay in full the series of debt securities and any mandatory sinking fund payments;

  . deliver to the trustee an opinion of counsel that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred; and

  . comply with certain other provisions. (Sections 403 and 1005).

Modification of the indenture

   Under the indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of each series affected by the modification. None of the following modifications, however, is effective against any holder without the consent of the holders of all of the affected outstanding debt securities:

  . changing the maturity, installment or interest rate of any of the debt securities;

  . reducing the principal amount, any premium or the rate of interest of any of the debt securities;

  . reducing the principal amount of an original issue discount debt security due and payable upon acceleration of its maturity;

  . changing the place for payment of or the currency, currencies or currency unit or units in which any principal, premium or interest of any of the debt securities is payable;

  . impairing any right to take legal action for an overdue payment;

  . reducing the percentage in principal amount of outstanding securities required to modify or waive compliance with the indenture; or

  . with some exceptions, modifying the provisions for the waiver of certain covenants and defaults and any of the foregoing provisions. (Section
    902).

   Any actions we or the trustee may take toward adding to our covenants, adding events of default or establishing the structure or terms of the debt securities as permitted by the indentures will not require the approval of any holder of debt securities. In addition, we or the trustee may cure ambiguities or inconsistencies in the indentures or make other provisions without the approval of any holder as long as no holder's interests are materially and adversely affected. (Section 901).

Waiver of certain covenants

   The indenture provides that we will not be required to comply with certain restrictive covenants, including those described above under "Certain restrictive covenants," if the holders of at least a majority in principal amount of each series of outstanding debt securities affected waive compliance with the restrictive covenants. (Section 1006).

Events of default, notice and waiver

   Unless otherwise provided in a prospectus supplement, "Event of default" when used in the indenture, will mean any of the following in relation to a series of debt securities:

  . failure to pay interest on any debt security for 30 days after the interest becomes due;

  . failure to pay the principal on any debt security when due;

  . failure to deposit any sinking fund payment for 30 days after such payment becomes due;

  . failure to perform or breach of any other covenant or warranty in the indenture that continues for 60 days after the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series notifies us of the failure or breach;

  . default as defined under any other debt instrument with an outstanding amount due exceeding $50,000,000 that is accelerated and that continues 10 days without being discharged or the acceleration being rescinded after the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series notifies us of the acceleration;

  . certain events of bankruptcy, insolvency or reorganization; or

  . any other event of default provided for debt securities of that series.
    (Section 501).

   If any event of default relating to outstanding debt securities of any series occurs and is continuing, either the trustee or holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare the principal of all of the outstanding debt securities of such series to be due and immediately payable in most circumstances. At any time after an acceleration of any debt securities of a series is made, but before a judgment for payment of money is obtained, the holders of at least a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind such acceleration. (Section 502).

   The holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. The trustee may act in any way that is consistent with those directions and may decline to act if any of the directions is contrary to law or to the indenture or would involve the trustee in personal liability. (Section 512).

   The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default (and its consequences) under the indenture relating to the series, except a default (a) in the payment of the principal of or any premium or interest on any of the debt securities of the series or (b) with respect to a covenant or provision of such indenture which, under the terms of such indenture cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected. (Section 513).

   The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power under the indenture at the request of those holders. (Section 603(e)).

   The indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any series of outstanding debt securities, give the holders of that series notice of the default if uncured and unwaived. The trustee may withhold this notice if it in good faith determines that the withholding of this notice is in the interest of those holders, however, the trustee may not withhold this notice in the case of a default in payment of principal, premium, interest or sinking fund installment with respect to any debt securities of the series. The above notice shall not be given until at least 30 days after the occurrence of a default in the performance of or a breach of a covenant or warranty in the indenture other than a covenant to make payment. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series. (Section
602).

   The indenture requires us to file annually with the trustee a certificate, executed by one of our officers, indicating whether the officer has knowledge of any default under the indenture. (Section 704(4)).

Notices

   Notices to holders of debt securities will be sent by mail to the addresses of those holders as they appear in the security register. (Section 106).

Replacement of securities

   We will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt security before a replacement debt security will be issued. (Section 306).

Governing law

   The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112).

The trustee

   The Chase Manhattan Bank is trustee under the indenture. The trustee participates in at least one of our credit agreements and has other customary banking relationships with us and our affiliates.

                              Plan of distribution

   We may sell the debt securities (a) through underwriters or dealers; (b) directly to one or a limited number of institutional purchasers; or (c) through agents. This prospectus or the applicable prospectus supplement will set forth the terms of the offering of any debt securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from such sale, any underwriting commissions or other items constituting underwriters' compensation.

   If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the debt securities if any are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

   If a dealer is used in the sale of any debt securities, we will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

   We may sell debt securities directly to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

   If an applicable prospectus supplement indicates, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

   The debt securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom debt securities are sold by us for public offering and sale may make a market in the debt securities. The underwriters or agents are not obligated to make a market in the debt securities and may discontinue market making at any time without notice. We cannot predict the liquidity of the trading market for any debt securities.

   Under agreements entered into with us, agents and underwriters who participate in the distribution of the debt securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                    Experts

   PricewaterhouseCoopers LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on PricewaterhouseCoopers LLP's report given on their authority as experts in accounting and auditing.

    Where you can find more information about Leggett & Platt, Incorporated

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also obtain copies of our SEC filings at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (File No. 1-7845) until we sell all of the debt securities.

  (a) Our Annual Report on Form 10-K for the year ended December 31, 1998;
      and

  (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

   You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

   Investor Relations
   Leggett & Platt, Incorporated
   No. 1 Leggett Road
   Carthage, MO 64836
   (417) 358-8131

   You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where an offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the applicable document.

                                  $500,000,000


                               Medium-Term Notes

                      -----------------------------------

                             PROSPECTUS SUPPLEMENT

                      -----------------------------------

                            Bear, Stearns & Co. Inc.

                             Chase Securities Inc.

                              Goldman, Sachs & Co.



                               December 28, 1999